Exhibit 99.1

Hepion Pharmaceuticals Announces Publication in Expert Opinion on Investigational Drugs

EDISON, N.J., January 6, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that the peer-reviewed journal, Expert Opinion on Investigational Drugs, has published a paper entitled, “Cyclophilin inhibition as a potential treatment for nonalcoholic steatohepatitis.” Cyclophilins are a family of modulatory enzymes and the target of Hepion’s candidate drug, CRV431.

Authored by Hepion’s Chief Scientific Officer, Dr. Daren Ure; Senior Vice President of Drug Development, Dr. Daniel Trepanier; Senior Vice President of Clinical Pharmacology, Dr. Patrick Mayo; and CEO, Dr. Robert Foster, the paper is a comprehensive review of studies that have investigated cyclophilins in NASH and NASH-related liver disease. The scientific literature provides abundant evidence that pharmacologic inhibition of cyclophilins with compounds such as Hepion’s CRV431 could help to resolve multiple pathophysiological activities that occur in NASH, including mitochondrial dysfunction, liver cell death, inflammation, and most notably, fibrotic scarring of the liver. Targeting several disease processes together is considered the most effective way to treat NASH.

“We believe the invitation to submit this seminal publication recognizes our team’s collective 100+ years of cyclophilin research and drug discovery, and the growing appreciation that this class of drug offers therapeutic opportunities that other NASH drug candidates do not,” said Dr. Foster.

Lead author, Dr. Ure, further commented, “Decades of research, especially in other fields such as cardiology and neurology, have defined roles for cyclophilins in the most fundamental and universal of disease mechanisms. Applying that knowledge now to liver disease represents a novel and compelling approach in the development of new drug treatments for NASH.”

The article may be accessed at: https://doi.org/10.1080/13543784.2020.1703948.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com